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                                                               EXHIBIT 5(F)


                             SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 1st day of August 1997, by and between SECURITY MANAGEMENT COMPANY, LLC, a Kansas limited liability company (the "Adviser"), and MERIDIAN INVESTMENT MANAGEMENT CORPORATION, a Colorado corporation (the "Sub-Adviser").

WITNESSETH:

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser;

WHEREAS, the Adviser is the investment adviser for SBL Fund (the "Fund"), and provides investment advisory services to the Fund on the terms and conditions set forth in an investment advisory contract with the Fund;

WHEREAS, the Fund is registered as a diversified, open-end investment company under the Investment Company Act of 1940, as amended, (the "1940 Act"), and the rules and regulations promulgated thereunder;

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Sub-Adviser currently provides certain research services to the Fund pursuant to a Quantitative Research Agreement between Security Management Company, LLC and Meridian Investment Management Corporation, dated May 1, 1995;

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WHEREAS, the Adviser desires to retain the Sub-Adviser as the Adviser's agent to furnish certain advisory and research services to Series M of SBL Fund (the "Series"), on the terms and conditions hereinafter set forth;

WHEREAS, this agreement supersedes the Quantitative Research Agreement dated May 1, 1995; and

WHEREAS, the Sub-Adviser is registered under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


1. APPOINTMENT. The Adviser hereby appoints Sub-Adviser to provide certain sub-advisory and quantitative research services to the Series for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. INVESTMENT ADVICE AND RESEARCH SERVICES. The Sub-Adviser shall furnish the Series with investment research and advice consistent with the investment policies set forth in the Prospectus and Statement of Additional Information of the Fund, subject at all times to the policies and control of the Fund's Board of Directors and the supervision of the Adviser. In addition, the Sub-Adviser shall provide the Adviser with an asset allocation strategy, the objective of which is to maximize total return through a quantitative investment process.

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     The strategy will indicate in which categories and percentages (in the
     Sub-Adviser's opinion) assets should be allocated among various investment categories in order to achieve this objective. The Sub-Adviser shall provide the Adviser with the underlying analytical research which supports the recommendations made with respect to each investment category. The Sub-Adviser may avail itself of any investment research or advice provided by the Adviser. The Sub-Adviser shall give the Series the benefit of its best judgment, efforts and facilities in rendering its services as Sub-Adviser.

3. INVESTMENT ANALYSIS AND IMPLEMENTATION. In carrying out its obligation under paragraph 2 hereof, the Sub-Adviser shall:

     (a) determine which issuers and securities shall be represented in the Series' portfolio and regularly report thereon to the Fund's Board of Directors and the Adviser;
     (b) formulate and implement continuing programs for the purchase and sale of the securities of such issuers and regularly report thereon to the Fund's Board of Directors, the Adviser, and as required by Item 5A of Form N-1A under the 1940 Act, the shareholders;
     (c) continuously review the Series' security holdings and the investment program and the investment policies of the Series; and
     (d) take, on behalf of the Series, all actions which appear necessary to carry into effect such purchase and sale programs, including the placement of orders for the purchase and sale of securities for the Series.

4. BROKER-DEALER RELATIONSHIPS. The Adviser is responsible for decisions to buy and sell securities for the Series, broker/dealer selection, and negotiation of brokerage commission rates, provided, however, that the Adviser may delegate this responsibility to the Sub-Adviser. The Sub-Adviser's primary consideration in effecting a security transaction


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   will be execution at the most favorable price.  In selecting a broker/dealer to execute each particular transaction, the Sub-Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker/dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker/dealer to the investment performance Accordingly, the price to the Series in any transaction may be less favorable than that available from another broker/dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Directors may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Series to pay a broker for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Series and to its other clients as to which it exercises investment discretion. The Sub-Adviser is further authorized to place and/or to effect orders with such brokers and dealers who may provide research or statistical material or other services to the Series or to the Sub-Adviser. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine and the Sub-Adviser will report on said allocations regularly to the Board of Directors of the Fund and the Adviser indicating the brokers to whom such allocations have been made and the basis therefor.

5. CONTROL BY BOARD OF DIRECTORS. Any investment program undertaken by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser

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   on behalf of the Series pursuant hereto, shall at all times be subject to any directives of the Board of Directors of the Fund.


6. COMPLIANCE WITH APPLICABLE REQUIREMENTS. In carrying out its obligations under this Agreement, the Sub-Adviser shall ensure that the Series complies with:
   (a)  all applicable provisions of the 1940 Act;
   (b) the provisions of the Registration Statement of the Fund, as amended, under the Securities Act of 1933 and the 1940 Act;
   (c) all applicable statutes and regulations necessary to qualify the Series as a Regulated Investment Company under Subchapter M of the Internal Revenue Code (or any successor or similar provision), and shall notify the Adviser immediately upon having a reasonable basis for believing that the Series has ceased to so qualify or that it might not so qualify in the future;
   (d) the provisions of the Fund's Articles of Incorporation of the Fund, as amended;
   (e)  the provisions of the Bylaws of the Fund, as amended;
   (f)  any other applicable provisions of state and federal law; and
   (g) the diversification provisions of Section 817(h) of the Internal Revenue Code and the regulations issued thereunder relating to the diversification requirements for variable insurance contracts and any prospective amendments or other modifications to Section 817 or regulations thereunder, and shall notify the Adviser immediately upon having a reasonable basis for believing that the Series has ceased to comply.


7. RECORDS. The Sub-Adviser hereby agrees to maintain all records relating to its activities and obligations under this Agreement which are required to be maintained by Rule 31a-1 under the 1940 Act and agrees to preserve such records for the periods prescribed by Rule 31a-2 under the Act. The Sub-Adviser further agrees that all such records are the

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   property of the Fund and agrees to surrender promptly to the Fund any such records upon the Fund's request.

8. EXPENSES. The expenses connected with the Fund shall be borne by the Sub-Adviser as follows:
   (a) The Sub-Adviser shall maintain, at its expense and without cost to the Adviser or the Series, a trading function in order to carry out its obligations under subparagraph (d) of paragraph 3 hereof to place orders for the purchase and sale of portfolio securities for the Series.
   (b) The Sub-Adviser shall pay any expenses associated with carrying out its obligation under subparagraph (b) of paragraph 3 hereof to prepare reports for the Fund's Board of Directors concerning issuers and securities represented in the Series' portfolio and the expenses of any travel by employees of the Sub-Adviser in connection with such reports to the Fund's Board of Directors.
   (c) The Sub-Adviser shall pay any expenses that it may incur in communicating with the Adviser in connection with its obligations under this Agreement, including the expenses of telephone calls, special mail services and telecopier charges.


9. DELEGATION OF RESPONSIBILITIES. Upon request of the Adviser and with the approval of the Fund's Board of Directors, the Sub-Adviser may perform services on behalf of the Fund which are not required by this Agreement. Such services will be performed on behalf of the Fund, and the Sub-Adviser's cost in rendering such services may be billed monthly to the Adviser, subject to examination by the Adviser's independent accountants. Payment or assumption by the Sub-Adviser of any Fund expense that the Sub-Adviser is not required to pay or assume under this Agreement shall not relieve the Adviser or the Sub-Adviser of

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   any of their obligations to the Fund or obligate the Sub-Adviser to pay or assume any similar Fund expense on any subsequent occasions.

10.DELEGATION OF DUTIES. The Sub-Adviser may, at its discretion, delegate, assign or subcontract any of the duties, responsibilities and services governed by this agreement to a third party, whether or not by formal written agreement, provided that such arrangement with a third party has been approved by the Board of Directors of the Fund. The Sub-Adviser shall, however, retain ultimate responsibility to the Fund and shall implement such reasonable procedures as may be necessary for assuring that any duties, responsibilities or services so assigned, subcontracted or delegated are performed in conformity with the terms and conditions of this agreement.

11.COMPENSATION. For the services to be rendered and the facilities furnished hereunder, the Adviser shall pay the Sub-Adviser an annual fee equal to a percentage of the average daily as follows: .40% of the average daily net assets of the Fund up to $100 million, plus .35% of such assets over $100 million up to $200 million, plus .30% of such assets over $200 million up to $400 million, plus .25% of such assets over $400 million.

   If this Agreement shall be effective for only a portion of a year, then the Sub-Adviser's compensation for said year shall be prorated for such portion. For purposes of this paragraph 11, the value of the net assets of the Series shall be computed in the same manner at the end of the business day as the value of such net assets is computed in connection with the determination of the net asset value of the Series' shares as described in the Fund's prospectus and statement of additional information. Payment of the Sub-Adviser's compensation for the preceding month shall be made as promptly as possible after the end of each month.

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12.NON-EXCLUSIVITY.  The services of the Sub-Adviser to the Adviser are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby.

13.TERM. This Agreement shall become effective at the close of business on the date first shown above. It shall remain in force and effect, subject to paragraph 14 hereof for one year from the date hereof.

14.RENEWAL. Following the expiration of its initial year term, this Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

   (a) (i) by the Fund's Board of Directors or (ii) by the vote of a majority of the Series' outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and
   (b) by the affirmative vote of a majority of the directors who are not parties to this Agreement or interested persons of a party to this Agreement (other than as a director of the Fund), by votes cast in person at a meeting specifically called for such purpose.

15.TERMINATION. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund's Board of Directors or by vote of a majority of the Series' outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), or by the Adviser or by the Sub-Adviser on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in

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   the event of its "assignment" as that term is defined in Section 2(a)(4) of the 1940 Act. This Agreement shall automatically terminate in the event that the investment advisory contract between the Adviser and the Fund is terminated, assigned or not renewed.

16.LIABILITY OF THE SUB-ADVISER. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or its officers, directors or employees, or reckless disregard by the Sub-Adviser of its duties under this Agreement, the Sub-Adviser shall not be liable to the Adviser, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, provided the Sub-Adviser has acted in good faith.

17.INDEMNIFICATION. The Adviser and the Sub-Adviser each agree to indemnify the other against any claim against, loss, or liability to, such other party (including reasonable attorney's fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith or gross negligence.

18.OTHER AGREEMENTS.  This Agreement supersedes the Quantitative Research
   Agreement dated May 1, 1995, between the Adviser and Sub-Adviser. The Quantitative Research Agreement will automatically terminate upon the effective date of this Agreement.

19.NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage-paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Sub-Adviser for this purpose shall be 12835 Arapahoe Road, Tower II, 7th Floor, Englewood, Colorado 80112, and the address of the Adviser for this purpose shall be 700 Harrison Street, Topeka, Kansas 66636-0001.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.


                                      SECURITY MANAGEMENT COMPANY, LLC



                                      By:     James R. Schmank
                                          ____________________________
                                             Senior Vice President



ATTEST:

      Amy J. Lee
___________________________
Title:  Secretary
        Security Management Company, LLC





                                      MERIDIAN INVESTMENT
                                      MANAGEMENT CORPORATION

                                              Michael J. Hart
                                      By:_____________________________
                                             President
ATTEST:

       Craig T. Callahan
_______________________________
Title:      CIO


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